Exhibit 10.1

Amendment

TO

LOAN AND SECURITY AGREEMENT

THIS AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into this 17th day of October 2007, by and between Silicon Valley Bank (“Bank”) and Iteris, Inc., a Delaware corporation (“Borrower”) whose address is 1700 Carnegie Avenue, Santa Ana, California  92705.

RECITALS

                A.            Bank and Borrower have entered into that certain Loan and Security Agreement dated as of October 16, 2006 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

                B.            Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

                C.            Borrower has requested that Bank amend the Loan Agreement, as herein set forth, and Bank has agreed to the same, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth herein.

AGREEMENT

                NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.             Amendments to Loan Agreement.

2.1          Modified FX Reserve.  The term “FX Reserve” set forth in Section 2.1.3 of the Loan Agreement is hereby amended from “$1,000,000” to “$3,000,000”.

2.2          Modified Cash Management Services Sublimit.  The term “Cash Management Services Sublimit” set forth in Section 2.1.4 of the Loan Agreement is hereby amended from “$1,000,000” to “$3,000,000”.

2.3          Modified Overall Aggregate Sublimit.  The Overall Aggregate Sublimit set forth in Section 2.1.5 of the Loan Agreement is hereby amended from “$1,000,000” to “$3,000,000”.

2.4          Modified Term Loan Reserve.  The Term Loan Reserve provision set forth in Section 2.1.6(c) of the Loan Agreement is hereby amended in its entirety to read as follows:

(c)           Term Loan Reserve. Notwithstanding the foregoing, in the event Borrower’s Debt Service Coverage (as defined below) falls below 1.50 to 1.0, then commencing  on the date that Borrower’s financial statements are provided to Bank evidencing the same (or the date such financial statements were to have been provided if the submission of such financial statements is delayed), an amount equal to the currently outstanding principal amount of the Term Loan shall be reserved against the Revolving Line which would otherwise be available to Borrower as set forth above.

For purposes of the foregoing, the term “Debt Service Coverage” shall mean, as of the end of any given month, the ratio of (i) Borrower’s Net Income plus depreciation and amortization expenses plus taxes, in each case for the twelve (12) month period ending at the end of such month to (b) that portion of the long-term indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis, due within twelve (12) months after the ending of such month.

2.5          Modified Interest Rate.  Section 2.3(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

(a)           Interest Rate.

(i)            Advances.  Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to 1.0% percentage points above the Prime Rate, which interest shall be payable monthly.

(ii)           Term Loan.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a fixed per annum rate of 8.75%, which interest shall be payable monthly.

2.6          Modified Collateral Monitoring Fee.  Section 2.4(e) of the Loan Agreement is hereby amended in its entirety to read as follows:

(e)           Collateral Monitoring Fee.  A monthly collateral monitoring fee of $1,500, payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement); and

2.7          Modified Termination Fee.  That section of Section 4.1 of the Loan Agreement that currently reads as follows:

This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(c).  Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations.  If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 2.0% of the Maximum Dollar Amount if termination occurs on or before the first anniversary of the Effective Date, and 1.0% of the Maximum Dollar Amount if termination occurs after the first anniversary of the Effective Date; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from a division of Silicon Valley Bank.  Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

is hereby amended in its entirety to read as follows:

This Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank or if Bank’s obligation to fund Credit Extensions terminates pursuant to the terms of Section 2.1.1(c).  Notwithstanding any such termination, Bank’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations.  If such termination is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to 1.0% of the Maximum Dollar Amount; provided that no termination fee shall be charged if the credit facility hereunder is replaced with a new facility from a division of Silicon Valley Bank.  Upon payment in full of the Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

2.8          Modified Tangible Net Worth Financial Covenant.  Section 6.9(a) of the Loan Agreement is hereby amended in its entirety to read as follows:

(a)           Tangible Net Worth.  A Tangible Net Worth of at least $7,400,000 (“Minimum Tangible Net Worth”) plus (i) 25% of all consideration received after the date hereof for equity securities and subordinated debt of the Borrower, plus (ii) 25% of the Borrower’s net income in each fiscal quarter ending after the date hereof.  Increases in the Minimum Tangible Net Worth based on consideration received for equity securities and subordinated debt of the Borrower shall be effective as of the end of the month in which such consideration is received, and shall continue effective thereafter. Increases in the Minimum Tangible Net Worth based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth be decreased.

2.9          Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Designated Deposit Account” is Borrower’s deposit account, account number _____________, maintained with Bank.

“Maximum Dollar Amount” is $10,000,000.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Revolving Line Maturity Date” is October 15, 2008 [the date that is 364 days from the date of this Amendment].

“Term Loan Maturity Date” is May 31, 2008.

3.             Limitation of Amendments.

3.1          The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2          This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.             Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1          Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2          Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3          The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6          The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7          This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.             Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.             Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto and (b) Borrower’s payment of an amendment fee in an amount equal to $50,000 (which fee is in lieu of the $40,000 Anniversary Fee set forth in Section 2.4(g) of the Loan Agreement).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		Iteris, Inc.

By:	/S/ DEREK R. BRUNELLE	By:	/S/ JAMES S. MIELE

Name: Derek R. Brunelle		Name: James S. Miele
Title: Vice President		Title: CFO